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[News Release]

STERN AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone: (310) 442-8414

                 IWERKS ENTERTAINMENT - SHOWSCAN ENTERTAINMENT
                           MERGER AGREEMENT REVISED;
                     CONSUMMATION EXPECTED BY FEBRUARY 1998

Los Angeles, CA - December 30, 1997 - Iwerks Entertainment, Inc. (NASDAQ: IWRK) and Showscan Entertainment Inc. (NASDAQ: SHOW) jointly announced today that they have amended their merger agreement that, when consummated in the first quarter of 1998, will result in a combined entity that is the largest provider of ride simulation entertainment attractions and software in the world.

     The amended agreement calls for each share of Showscan common stock to be converted into 0.62 of a share of Iwerks common stock. Outstanding Showscan convertible preferred stock will be exchanged for Iwerks common stock at the
0.62 ratio on an as converted basis. The earlier agreement called for a ratio of 0.85. Completion of the transaction is subject to stockholder approval by both companies, as well as customary closing and regulatory conditions.

     Iwerks Entertainment expects to issue approximately 4.1 million shares of common stock in the merger, plus shares issuable upon exercise of outstanding Showscan options and convertible notes. This will result in an estimated transaction value of approximately $16 million, based upon the closing price of Iwerks common stock on the Nasdaq National Market on December 29, 1997 of $2.25 per share. In addition, as part of the amendment, the two companies have extended the agreement to March 31, 1998 from December 31, 1997. The transaction will be accounted for as a pooling of interests, after which Showscan will become a wholly owned subsidiary of Iwerks.

     In connection with the execution of the definitive merger agreement, certain stockholders of Showscan Entertainment, holding approximately 1.2 million shares of capital stock, have granted Iwerks an irrevocable proxy to vote those shares in favor of the merger at a meeting of Showscan's stockholders in the latter part of February 1998. In addition, certain stockholders of Iwerks Entertainment, holding approximately 1.6 million shares of Iwerks common stock, have granted Showscan an irrevocable proxy to vote those shares in favor of the merger at a meeting of Iwerks' stockholders in the latter part of February 1998.

     Iwerks and Showscan said the merger amendment will facilitate the consummation of the transaction and better allow for the enhancement of shareholder value.

     As a result of the merger, the combined company will have:

     o more than 160 simulation theatres, which is the largest installed base of simulation theatres in the world;

     o pro forma recurring film licensing revenues of approximately $12 million, based on Iwerks' and Showscan's fiscal 1997 results;

     o distribution rights to an industry-leading film library of approximately 80 ride simulation titles, including the critically acclaimed Devil's Mine Ride and Cosmic Pinball from the Showscan 39-title library and Dino Island and Secrets of the Lost Temple from the Iwerks 40-title library; and

     o Showscan's interests in owned and operated attractions in Los Angeles, California at Universal City Walk and in London, England at the Trocadero, among others.


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        Roy A. Wright, Iwerk's Chairman and Chief Executive Officer, said "The combination of these two companies will create a true leader in location based entertainment. This merger creates the critical mass necessary to provide outstanding software and attractions support for what soon will be a network of almost 200 simulation theaters worldwide. From this base we hope to grow a company that will become increasingly more valuable to our customers and our shareholders."

        Dennis Pope, President and Chief Executive Officer of Showscan, said that "While this process has seemed a long one, it was necessary in order to provide the constituencies of both companies the strongest overall opportunity to reap the benefits of the strength of the combined entity. Moreover, we believe that major shareholders of both companies will concur that our strategy for consummation of this transaction is correct and that the resulting company will be stronger for it."

        Iwerks Entertainment, Inc. is one of the world's leading producers of high-tech, multi-sensory experiences such as ride simulation, 2D and 3D giant screen theaters, 360-degree video dance clubs and other immersive attractions. Serving prestigious entertainment, information and marketing providers, over 250 Iwerks attractions can be found worldwide at location based entertainment centers, amusement parks, family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more.

        Showscan Entertainment Inc. was founded in 1984 to commercially exploit the patented Showscan(TM) film process created by Douglas Trumbull and Paramount Pictures. In 1984, Showscan created the first major simulation entertainment attraction at the CN Tower in Toronto, Canada. Showscan then developed a motion simulation theatre product using the hyper-realistic Showscan process which was marketed to theme parks and entertainment centers worldwide. Showscan has long-term multi-theatre installation agreements with United Artists Theatre Circuit, Imagine Japan, Kings' Entertainment Co. (Taiwan) and Reality Cinemas (Australia). Presently, Showscan has 63 screens at 56 sites.

CONTACTS:
For Showscan Entertainment:
Stern and Company -- Steven D. Stern: (310) 442-8414
For Iwerks Entertainment:
William J. Battison -- (818) 840-6111
Bozell, Sawyer, Miller -- Joseph Kessler: (310) 442-2532



                               Stern and Company
                      12121 Wilshire Boulevard - Suite 520
                         Los Angeles, California 90025
               Telephone: 310-442-8414 - Facsimile: 310-442-8411